                                                     PRIVILEGED AND CONFIDENTIAL


                              EMPLOYMENT AGREEMENT

            AGREEMENT, made May 30, 2003, by and between Seminis Merger Corp., a Delaware corporation ("Seminis Merger Corp.") and Alfonso Romo Garza (the "Executive").

                                    RECITALS

      WHEREAS Seminis Inc. (the "Company") intends to enter into an Agreement and Plan of Merger dated on May 30, 2003 by and among the Company, Seminis Acquisition LLC and Seminis Merger Corp. (the "Merger Agreement") pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Company will be the surviving corporation in the Merger (as defined in the Merger Agreement); and

      WHEREAS in order to induce Executive to continue to serve as the President and Chief Executive Officer of Seminis Merger Corp. following such Merger, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

      WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth:

      NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

      1. Employment.

      1.1 With the exception of Sections 3.4(b) and the second sentence of
Section 16 of this Agreement, which shall become effective as of the date hereof, this Agreement shall become effective as of the Closing Date (as defined in the Merger Agreement) (the "Effective Date") and, except as otherwise expressly provided herein, shall be of no force or effect prior to such date, or in the event the Merger Agreement is terminated prior to the consummation of the Merger.

      1.2 Subject to the terms and conditions of this Agreement, Seminis Merger Corp. agrees to employ Executive during the Term (as defined below) as its President and Chief Executive Officer. In his capacity as President and Chief Executive Officer of the Company, Executive shall report to the Company's Board of Directors (the "Board") and shall have the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time.

      1.3 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the President and Chief Executive Officer of the Company, commencing on the Effective Date.

      1.4 Executive shall perform his duties under this Agreement with reasonable diligence and faithfulness, shall devote at least a majority of his business time (excluding any periods of vacation or sick leave) and attention to such duties as his primary employment, and, in any event shall devote an amount of his time reasonably necessary to perform his duties hereunder. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property or from continuing to serve as a member of the board of directors or as a trustee of any other corporation, association or entity with respect to which Executive serves as a director or trustee as of the date of this Agreement (as set forth on Exhibit A), or, with the prior written consent of the Committee (as defined in Section 3.2 hereof), such consent not to be unreasonably withheld, serving as a member of a board of directors or as a trustee of any other corporation, association or entity, provided, that these activities do not interfere with the performance of Executive's duties and responsibilities hereunder or violate the provisions of Section 12 of this Agreement.

      1.5 The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's 20% or more owned subsidiaries, partnerships, joint ventures, and limited liability companies (collectively, such entities, the "Affiliated Group"), provided, that such service does not materially interfere with the Executive's performance of his duties and responsibilities as President and Chief Executive Officer of the Company.

      2. Term of Employment. Executive's term of employment under this Agreement shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Effective Date (the "Termination Date") or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the termination of Executive's employment under this Agreement shall be the "Term"). This Agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case both the Termination Date and the Term shall be extended one year on each renewal), unless either party gives written notice to the other at least 120 days prior to the applicable Termination Date of its intention not to renew.

      3. Compensation.

      3.1 Salary. The Company shall pay Executive an initial annual base salary of $1,000,000. The Base Salary shall be reviewed by the Company no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

      3.2 Annual Bonus. During the Term, Executive shall be eligible to receive an annual bonus (the "Bonus") with a target Bonus set at 100% of Base Salary (the "Target Bonus") and a maximum Bonus of 200% of Base Salary. 100% of such Bonus shall be based upon the satisfaction of Targets (as defined in the Stockholders' Agreement, of even date herewith, by and among Seminis Merger Corp. and the Persons listed on the signature pages thereto ("Stockholders' Agreement") for each fiscal year of the Term (the "Performance Objective")). The Bonus shall be equal to the product of: (Target Bonus) (the Applicable Percentage for the Performance Objective), where the Target Bonus is expressed in dollars and the Applicable Percentage with respect to the Performance Objective is determined as follows:

                                                  APPLICABLE
                       IF PERFORMANCE IS:         PERCENTAGE:
                       ------------------         -----------
                         LESS THAN 90%
                     of Performance Objective           0%

                              90%
                    of Performance Objective           50%

                              95%
                    of Performance Objective           75%


                              100%                    100%
                    of Performance Objective

                      125% of Performance             200%
                      Objective OR GREATER

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In the event actual performance for any fiscal year falls between any threshold listed in the chart above, (e.g. 91% of Performance Objective), then the Applicable Percentage shall be adjusted accordingly using a straight line method of interpolation (e.g. if actual performance is at 91% of Performance Objective, then the Applicable Percentage shall be 55%; if actual performance is 92% of Performance Objective, then the Applicable Percentage shall be 60%, etc.). The bonus shall be applicable for fiscal years of the Company beginning after the date hereof, and Executive's annual bonus for the Company's fiscal year ending September 30, 2003, shall be based on the Company's bonus plan in effect as of the date hereof as set forth on Schedule 6.16(b) to the Merger Agreement.


      3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plans or programs maintained by the Company and generally made available to other senior executives of the Company, on terms comparable to those applicable to such other senior executives, provided, that such participation shall not cause the duplication of any compensation or benefits provided to Executive under this Agreement and shall not include the grant of restricted stock units as of the Effective Time.

      3.4 Rollover Equity. (a) Executive shall roll over all of his Options (as defined in the Merger Agreement) into Retained Options (as defined in the Merger Agreement), and such Retained Options shall be 100% vested and exercisable as of the Closing Date and shall have substantially the same terms and conditions as the Options.

            (b) Notwithstanding anything to the contrary contained in this Agreement, effective as of the date hereof, Executive waives any right to be cashed out of all of his Options under the Merger Agreement or to exercise any of his Options prior to the Effective Date.

      4. Employee Benefits.

      4.1 Employee Benefit Programs, Plans and Practices. During the Term, Executive shall be entitled to participate in welfare, health and life insurance and pension benefit programs as may be in effect from time to time for senior executives of the Company generally. Executive shall not be entitled to participate in any severance plans provided to Company employees and hereby waives any rights to receive severance benefits other than as provided in this Agreement.

      4.2 Vacation; Fringe Benefits; Perquisites. Executive shall be entitled to no less than twenty-five (25) business days paid vacation in each calendar year. Vacation days will accrue up to a maximum of fifty (50) days, at which time, further accruals will cease until the accrued vacation day balance falls below 50 days. Executive shall receive an after-tax annual vacation allowance of $7,700, which shall be payable in two equal installments, the first of which shall be paid during January of each year and the second of which during July. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with his position with the Company. In addition, Executive shall be entitled to receive benefits reasonably comparable to those provided to Executive as of the date of this Agreement with respect to the following matters:

            (a) family membership to a sport or social club of Executive's choice;

            (b) use of six (6) Company automobiles appropriate for Executive's position, including the costs of necessary maintenance (although Executive may incur taxable income as a result of his personal use of such vehicles);

            (c) private school tuition for Executive's dependant children in the school(s) of his choice (up to, but not including university education);

            (d) all fees and expenses incurred in connection with satisfying applicable government working requirements, including visas; and

            (e) bi-annual medical checkups for Executive and his spouse.


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
      5. Expenses. (a) During the Term, Executive shall be entitled to receive prompt reimbursement in accordance with the Company's policies for out-of-pocket business expenses reasonably incurred in carrying out his duties and responsibilities under this Agreement, including, without limitation, reasonable expenses for travel and similar items related to such duties and responsibilities.

            (b) Solely to the extent that Executive's expenses for travel and security are not reimbursed by ING Comercial America, S.A. de C.V., the Executive's security expenses and travel expenses not related to his duties and responsibilities under this agreement ("Other Expenses") and which are not related primarily to leisure travel shall be reimbursed by the Company, provided, that the cost of such reimbursement shall not be more than an annual amount of $2.424 million.

      6. Termination of Employment.

      6.1 Termination for Death or Permanent Disability; Termination Not for Cause or for Good Reason Following FPSH Shift or Change of Control. (a) If (i) prior to the Termination Date, during the Term, Executive's employment is terminated as a result of Executive's death or as a result of Executive's Permanent Disability (as defined in Section 6.1(d) hereof) or (ii) Executive's employment is terminated (A) by the Company other than for Cause (by action of the Committee and as defined in Section 6.2(b) hereof) or (B) by Executive for Good Reason (as defined in Section 6.1(c) hereof), in either case following the occurrence of an FPSH Shift (as defined in Section 6.1 (e) hereof) or a Change of Control (as defined in Section 6.2(f) hereof), Executive shall receive:

            (i) such payments, if any, to which Executive is entitled under any applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, in accordance with the terms of such plans or programs;

            (ii) a cash lump sum payment in respect of accrued but unused vacation days and Base Salary and, if any such termination of employment occurs after the end of a Company fiscal year and prior to the payment of Bonuses for such fiscal year, any Bonus payments earned by Executive for such fiscal year but not yet paid;

            (iii) continued coverage under any employee medical plans or programs provided to Executive and his family members pursuant to
            Section 4.1 hereof until the earlier of the fifth anniversary of Executive's termination of employment or the date on which Executive becomes entitled to receive medical coverage under another employer's medical benefit program, provided, that Executive shall continue to be required to pay any applicable premiums of a participating employee in such plans and programs; and

            (iv) a cash lump sum payment equal to five (5) times the sum of the
            (I) Base Salary (as of immediately prior to Executive's date of termination of employment, but excluding any decrease in Base Salary causing Executive to have Good Reason), plus (II) the average annual bonus paid or payable to Executive with respect to the two (2) fiscal years immediately prior to the Executive's date of termination of employment (provided, however, that if the Executive's date of termination of employment occurs at any time during the 2002-2003 fiscal year, then the "average annual bonus" shall be deemed to be the bonus paid or payable with respect to the 2001-2002 fiscal year), less any applicable insurance benefits, provided, that any reduction for disability benefits shall be with respect to benefits received by Executive during the five-year period following Executive's date of termination of employment.

            (b) All payments payable by the Company to Executive pursuant to this Section 6.1 shall be paid within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive to the extent that the Company is permitted to so make such payments (under both applicable law and the Company's and its Subsidiaries' indebtedness and contractual arrangements and agreements). The Company shall fund any amount not so permitted to be paid with a Buy-Out Note (as defined in the Stockholders' Agreement). All payments payable by the Company to Executive pursuant to this Section 6.1 shall be subject to Executive entering into and not revoking a release substantially in the form set forth as Exhibit B hereto.


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
            (c) For purposes of this Agreement, "Good Reason" shall mean that any of the events set forth in clauses (i) through (v) below shall occur without the written consent of Executive, provided, that (x) Executive shall provide the Company with written notice thereof within one hundred and twenty (120) days after Executive has knowledge of the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below, which notice shall specifically identify the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within twenty (20) days after the date of delivery of the notice referred to in clause (x) above, and (z) Executive resigns his employment for Good Reason within ninety (90) days after the date of delivery of the notice referred to in (x) above:

            (i) a reduction in Executive's Base Salary;

            (ii) Executive's duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished in comparison to the duties, titles and responsibilities or authority set forth in this Agreement, or Executive is assigned duties materially and adversely inconsistent with his position;

            (iii) a material reduction in fringe benefits, perquisites or other allowances provided to Executive pursuant to Section 4.2, other than (except for perquisites specifically set forth in this Agreement) as a result of a change applicable to employees of the Company generally, or any material failure to provide such benefits to Executive;

            (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 10 herein; or

            (v) following the occurrence of a Change of Control, any requirement that executive relocate to an office more than 25 miles from the location of his principal office as of immediately prior to the Change of Control;

provided, however, that an FPSH Shift shall not, in and of itself, be considered Good Reason for purposes of this Agreement unless the Company takes affirmative action with respect to Executive's duties beyond the actions permitted by the Stockholders' Agreement.

            (d) For purposes of this Agreement, "Permanent Disability" shall mean Executive's absence from full time performance of duties due to physical or mental illness for six (6) consecutive months, that is reasonably determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or his legal representative.

            (e) For purposes of this Agreement, "FPSH Shift" shall mean FPSH (as defined in the Stockholders' Agreement) acquires the right to have all customary rights and privileges associated with majority control pursuant to Section 5.1.2 of the Stockholders' Agreement, entitled Default Composition.

            (f) For purposes of this Agreement, "Change of Control" shall have the meaning ascribed to such term in the Stockholders' Agreement.

      6.2 Other Terminations. In the event that Executive's employment is terminated, prior to the Termination Date, other than pursuant to Section 6.1 of this Agreement, Executive shall be entitled to receive a lump sum cash payment in respect of any earned but unpaid Base Salary and in respect of any accrued vacation days. In addition, Executive shall be entitled to such payments and benefits, if any, under any applicable plans or programs, including, but not limited to, those referred to in Sections 3.3 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

            (b) As used herein, the term "Cause" shall mean (i) Executive's conviction of, or plea of guilty or nolo contendere to, a felony (or a comparable level of crime in another jurisdiction); provided, however, that after indictment for a felony, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way, the Company's obligations to Executive under this Agreement, (ii) continued and repeated refusal by Executive to perform his duties hereunder after fifteen (15) days written notice of any such refusal to perform such duties or direction was given to Executive, (iii) commission by Executive of fraud against, or misappropriation of significant property belonging to, the Company, unless such action is neither willful nor injurious to the Company or any of its Subsidiaries, or other willful misconduct materially injurious to the Company or any of its Subsidiaries or (iv) during any period in which FPSH and its affiliates are the beneficial owners of 20% or more of the value of the Company's stock in the aggregate, a material breach by Executive of the provisions of the Corporate Policies and Procedures (as defined in the Stockholders' Agreement) or Section 12 of this Agreement, unless such breach is neither willful nor materially injurious to the Company or any of its Subsidiaries. Termination of Executive pursuant to this Section 6.2(b) shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Committee at a meeting of the Committee called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive and his counsel to be heard before the Committee prior to such vote), finding that in the reasonable judgment of the Committee, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

      6.3 Resignation from all Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and

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with any other entities with respect to which the Company has requested the
Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

      6.4 Breach of Section 12. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by Executive of the provisions of Section 12 of this Agreement following Executive's termination of employment, or a material breach by Executive of the provisions of Section 12 of this Agreement during Executive's employment which the Committee determines would have been Cause to terminate Executive's employment and that is discovered by the Company within six (6) months following Executive's termination of employment, Executive shall be entitled to no further payments under this Section 6, and shall repay to the Company any payments previously made under this Section 6. Any amounts repaid by Executive under this Section 6.4 will reduce (on a dollar for dollar basis) any damages payable by Executive as a result of a breach of the terms of Section 12.

      7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payments otherwise payable to him pursuant to this Agreement.


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
      8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:

         Seminis, Inc.
         2700 Camino del Sol
         Oxnard, California 93030-7967
         Attn:  General Counsel

         with a copy to:

         Fox Paine & Company, LLC
         950 Tower Lane, Suite 1950
         Foster City, California 94404
         Attn:  W. Dexter Paine, III

         To Seminis Merger Corp.

         Seminis Merger Corp.
         c/o Fox Paine & Company, LLC
         950 Tower Lane, Suite 1950
         Foster City, California  94404
         Attn:  W. Dexter Paine, III


         To Executive:

         Alfonso Romo Garza
         Last address in records of Company

         with a copy to:

         Milbank, Tweed, Hadley & McCloy, LLP
         One Chase Manhattan Plaza
         New York, New York  10005
         Attn:  Ed Rayner

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other


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address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

      9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

      10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Seminis Merger Corp. and Executive and their respective heirs, legal representatives, successors and assigns. Executive may not assign this Agreement, other than, with respect to payments in the event of Executive's death, to Executive's estate or beneficiaries. Seminis Merger Corp. may assign this Agreement to any of its affiliates in the event of any restructuring or reorganization of Seminis Merger Corp. or to a successor to all or substantially all of Seminis Merger Corp.'s assets, and the benefits of this Agreement shall inure to such entity and the obligations of this Agreement shall be binding on such entity; provided, that, if Seminis Merger Corp. assigns this Agreement to an affiliate which is not a successor to all or substantially all of its assets, Seminis Merger Corp. shall continue to guarantee the payments and benefits hereunder. If Seminis Merger Corp. shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation and Seminis Merger Corp. shall require any such successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seminis Merger Corp. would be required to perform it if no such succession had taken place. For avoidance of doubt, upon the Effective Date the Company will be the successor to Seminis Merger Corp. and Executive hereby acknowledges that the provisions of Section 3.3 of the Merger Agreement shall satisfy the obligations of Seminis Merger Corp. under the immediately preceding sentence. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger or consolidation of such subsequent employer. As used in this Agreement the term "affiliates" shall include any entity controlled by, controlling, or under common control with Seminis Merger Corp. or the Company, as applicable.

      11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

      12. Nondisclosure of Confidential Information; Work Product; Non-Disparagement; Non-Competition; Non-Solicitation.

      12.1 Confidential Information of the Company and Its Affiliates. All Confidential Information relating to or obtained from the Company or its affiliates shall be held in the strictest confidence by Executive. Executive shall not, directly or indirectly, disclose, use, publish, release, transfer or otherwise make available Confidential Information of, or obtained from the Company or any of its affiliates in any form to, or for the use or benefit of, any person or entity without the Company's prior written consent, except (i) while employed by the Company, in the business of and/or for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12.1, "Confidential Information" shall mean all

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information and documentation of the Company or its affiliates, whether disclosed to or accessed by Executive in connection with his employment with the Company or the Affiliated Group that is not otherwise available to the public (other than by Executive's breach of the terms hereof), including all (i) data and information of the Company or its affiliates or the customers, suppliers, contractors or other third parties doing business with any of the Company or its affiliates, including business plans, memoranda, reports, drawings, research results, research plans, inventions (patentable or otherwise), trade secrets and research products and (ii) Work Product (as defined below) created by Executive.

      12.2 Executive hereby acknowledge that any ideas, concepts, designs, discoveries, techniques, research results, inventions, methodologies, know-how, improvements, discoveries, processes or products, whether or not patentable, that Executive conceives of or reduces to practice during the term of his/her employment with the Company or the Affiliated Group and which are in connection with Executive's employment or related to the nature of Executive's employment (collectively, the "Work Product") shall be, or be deemed to be, "work for hire" and owned by the Company. Furthermore, the Company shall have all right, title and interest, including worldwide ownership of copyright and patent, in and to the Work Product and all copies made from them. To the extent (a) any of the Work Product is not deemed a "work for hire" by operation of law and (b) permissible under applicable law, Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other intellectual property or proprietary rights in such materials. Executive acknowledges that the Company and the successors and permitted assigns of the Company shall have the right to obtain and hold in their own name any intellectual property rights in and to such Work Product.

      12.3 During the Term and for a period of 24 months from the date of the termination of Executive's employment for any reason (the "Restricted Period"), Executive shall not compete with the Company or the Affiliated Group, by directly or indirectly engaging in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, competes (or, to Executive's knowledge after due inquiry, intends to compete or is preparing to compete during the Restricted Period) with the Business of the Company or the Affiliated Group in any material manner. It is the intention of the parties that the potential restrictions on Executive's activities imposed by this paragraph be and are reasonable in duration, scope and geography and in all other respects. For purposes of this Section 12, "Business" shall mean the business of marketing, developing, producing and researching new fruit or vegetable seeds and fruit or vegetable plants, or any other material businesses entered into by the Company or the Affiliated Group during the Term, or with respect to which the Company or the Affiliated Group has taken material steps to enter into as of the termination of Executive's employment. During the Restricted Period, Executive shall be available to consult with the Company on Company-related matters within his knowledge in person or by phone, as determined by Executive, for a period of no more than five (5) days per calendar quarter, subject to not interfering with Executive's work schedule; provided, however that for each full or partial day during which Executive provides such services (other than with respect to de minimis services of less than two (2) hours on a given day), the Company shall pay to Executive a sum of $1,000 (such limitations and payments shall not apply to any lawsuits in which Executive is a named party). In addition, the Company shall promptly reimburse Executive for his reasonable expenses, if any, in providing such consulting services.

      12.4 Except as is required or appropriate in the furtherance of the business of the Company or the Affiliated Group, Executive shall not, during the Restricted Period, either alone or in concert with others, directly or indirectly, (1) solicit, entice, induce or encourage (a) any customer of the Company or the Affiliated Group (including, during the Term, the Company's affiliates) to discontinue using the services or purchasing the products of the Company or the Affiliated Group (including, during the Term, the Company's affiliates), (b) any customer to refer prospective customers or business to any competitor of the Company or the Affiliated Group or (c) any person or entity that is part of any existing or proposed arrangement or has any other affiliation with the Company or the Affiliated Group (including, during the Term, the Company's affiliates) to discontinue such relationship or affiliation with the Company or its affiliates or (2) recruit or hire, or assist others in recruiting or hiring, or otherwise solicit for employment, any consultants or employees of the Company or its affiliates, or former consultants or employees of the Company or its affiliates within six (6) months following their termination of employment.

      12.5 Upon request by the Company at any time during Executive's employment or upon termination of Executive's employment with the Company for any reason, Executive shall promptly (1) return to the Company or its affiliates all copies of all materials, including documentary or other recorded materials, which are in Executive's possession or control and which contain or embody any Confidential Information of the Company or its affiliates and (2) deliver to the Company or its affiliates all copies of any Work Product in Executive's possession or control. Executive shall not copy, reproduce or otherwise re-create in any fashion any of the items referenced above for personal retention by Executive.

      12.6 The Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and Work Product and Confidential Information of the Company and its affiliates in connection with the transactions contemplated by the Merger Agreement, and to prevent the Executive from interfering with the business of the Company and the Affiliated Group as a result of or following termination of the Executive's employment with the Company or the Affiliated Group, as applicable, (ii) because of the nature of the business in which the Company and the Affiliated Group are engaged and because of the nature of the Work Product and Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages to the Company and the Affiliated Group in the event the Executive breached any of the covenants of this Section 12; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 12 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 12 or threatens to commit any such breach, the Company, and its affiliates shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting and bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 12 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company and its affiliates hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 12 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

      12.7 The provisions of this Section 12 shall remain in full force and effect until the expiration of the period specified herein notwithstanding he earlier termination of the Executive's employment hereunder or the Employment Period.

      12.8 Executive acknowledges and agrees that the provisions of this Section 12 are in part in consideration for his sale of his interests in the Company.

      13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

      14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      15. Governing Law; Consent to Jurisdiction.

      15.1 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

      15.2 Consent to Jurisdiction. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law,
(i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

      16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and, as of the Effective Date, Executive waives all payments and benefits under any prior or other employment agreement or understanding between the Company or any affiliate of the Company and Executive, including, but not limited to, the employment agreement between SVS Mexicana S.A. de C.V. and Executive dated as of November 15, 1999 (the "Prior Agreement"). Notwithstanding the forgoing, effective as of the date hereof, Executive waives his right to, and agrees not to accept, all payments under the Prior Agreement upon voluntary termination of Executive's employment with the Company or termination of Executive's employment with the Company by the Company for Cause, and will repay to Seminis Merger Corp. on the Effective Date any such payments made, provided, that such provisions of the Prior Agreement shall again become operative in the event that the Merger Agreement is terminated prior to consummation of the Merger.

      17. Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, or may permit Executive to elect to pay the Company any such required withholding taxes. If Executive so elects, the payment by Executive of such taxes shall be a condition to the receipt of amounts payable to Executive under this Agreement. The Company shall, to the extent permitted or required by law, have the right to deduct any such taxes from any payment otherwise due to Executive.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

      IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Executive has hereunto set Executive's hand.

           SEMINIS MERGER CORP.

           By:  /s/ Bernardo Jimenez                   Date:  May 30, 2003
               ----------------------------                  -------------------
           Name: Bernardo Jimenez
           Title:

            /s/ Alfonso Romo Garza                     Date:  May 30, 2003
           ------------------------------                    -------------------
           Alfonso Romo Garza

                                    EXHIBIT A

Savia
Seminis
Cementos Mexicanos
ING Mexico
Nacional de Drogas
Grupo Meseca
Grupo Comercial Chedraui
G-Accion
Consejo Mexicano de Hombres de Negocios
Consejo Empresarial para America Latina
Donald Danforth Plant Science
Consejero Externo del Banco Mundial para latinoamerica y el Caribe

                                    EXHIBIT B

                            FORM OF RELEASE AGREEMENT

      This Release Agreement ("Release") is entered into as of this ______day of ________, (hereinafter "Execution Date"), by and between [Employee Full Name] (hereinafter "Employee"), and Seminis, Inc. and its successors and assigns (hereinafter, the "Company"). Employee and the Company are sometimes collectively referred to herein as the "Parties".

1. Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date").

2. The company has agreed to provide employee the severance payments, awards and benefits provided for in his/her employment agreement with the company, dated as of may __, 2003, after he/she executes this release and the release becomes effective pursuant to its terms [for 40+ and does not revoke it as permitted in section 7 below, the expiration of such revocation period being] the ("effective date").

3. Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his/her employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 7 herein]. In consideration of the severance payments, awards and benefits described in
  Section 2, Employee, for himself/herself and for his/her heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers") agrees to release the Company, its subsidiaries and affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them, in each instance in their capacities as representatives of the Company (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee and his/her Releasers now have or have ever had against the Released Parties, whether known or unknown, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment
  laws of the State of [            ](1); any claims brought under any federal
  or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation); and libel, slander, or breach of contract, other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date. Notwithstanding anything herein to the contrary, expressly

-------------------------------
1 Insert state of employment.

  excluded from this Release are any claims (i) for payments, awards and benefits under the Employment Agreement between the Parties dated _________, 2003, (ii) under the Stockholders' Agreement dated as of _______, 2003 by and among Seminis, Inc. and the Investors listed on the signature pages thereto,
  (iii) for benefits provided under Company benefit plans, incentive plans or equity plans (including, but not limited to, stock options, restricted stock units and stock grants) or (iv) for indemnification and any applicable directors and officers liability insurance coverage to which Employee was entitled with regard to service as an officer of the Company.

4. Employee agrees to keep the terms of this Release in strict confidence, but he/she may disclose the terms of this Release and provide a copy hereof to his/her immediate family and his/her financial and legal advisors.

5. Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and in the Employment Agreement and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

6. If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Release. [ONLY IF THE STATE IS EMPLOYEE'S STATE OF EMPLOYMENT.] This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

7. [FOR EMPLOYEES OVER 40 ONLY -- In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 7 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of twenty-one (21) days within which to consider this Release, which period may be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 7 only and that, if he/she chooses not to so revoke, the Release in this Section 7 shall then become effective and enforceable and the payments, awards and benefits provided herein shall then be made to him/her in accordance with the terms of this Release, as well as the terms of the Employment Agreement. To revoke this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ](2), either by hand delivery or certified mail within the seven-day period. If he/she revokes the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

8. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

9. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

10. Employee acknowledges that he/she is familiar with the provisions of California Civil Code Section 1542, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT HE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR. EMPLOYEE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT HE/SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT."

            Employee being aware of said code section, hereby expressly waives any right he/she may have thereunder, as well as under any other statutes or common law principles of similar effect.

11. This Release inures to the benefit of the Company and its successors and assigns.

ACCEPTED AND AGREED TO:



---------------------------------           ----------------------------------
Seminis, Inc.                               [Employee Full Name]

Dated:                                      Dated:
      ---------------------------                 -----------------------------



-------------------------------
2 Insert address.